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                                                                    EXHIBIT 99.2




[WEATHERFORD]                                                     News Release


                 WEATHERFORD COMMENCES SERVICE RIG COUNT REPORT
                  NORTH AMERICAN RIG COUNT UNDER NEW DIRECTION

HOUSTON, January 30, 2002 - - Weatherford International, Inc. (NYSE: WFT) today announced the re-launch of the Weatherford/Association of Energy Service Companies (AESC) Service Rig Count. This monthly service is being provided by Weatherford, in conjunction with the AESC. This monthly report replaces the Guiberson Service Rig Count. Weatherford acquired Guiberson late last year.

     The Weatherford/AESC Service Rig Count is now available on the Weatherford website at www.rigcount.weatherford.com. It is also available by e-mail through subscription at rigcount@weatherford.com and published in each edition of the AESC Well Servicing magazine.

     Because this index has served the industry well since 1977, Weatherford and AESC are committed to continue making this North American well service information reliable, readily available, and a meaningful indicator for the oil industry and industry observers.

     Houston-based Weatherford International, Inc. (HTTP://WWW.WEATHERFORD.COM) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs approximately 14,000 people worldwide.

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Contact:

Karen Gillen-Allen      (713) 693-4248

Don Galletly            (713) 693-4148